Exhibit 99.1

eGAIN ANNOUNCES FINANCIAL RESULTS

FOR QUARTER ENDED DECEMBER 31, 2004

Mountain View, Calif. (February 3, 2005) – eGain Communications Corporation (OTC: EGAN.OB), a leading provider of customer service and contact center software, today announced financial results for the second quarter of fiscal year 2005.

Revenue for the quarter ended December 31, 2004 was $5.2 million, an increase of 2% from $5.1 million in the comparable year-ago quarter and an increase of 10% from $4.7 million in the first quarter of the fiscal year 2005. License revenue was $1.4 million, an increase of 10% from the comparable year-ago quarter. Support and services revenue was $3.8 million, a decrease of 1% from the comparable year-ago quarter. International revenue accounted for 47%, and domestic revenue 53% of total revenue for the quarter, compared to 50% international revenue and 50% domestic revenue in the comparable year-ago quarter.

Net income before dividends on convertible preferred stock for the quarter ended December 31, 2004 was $732,000, compared with a net loss of $890,000 for the same period a year-ago. Net loss applicable to common stockholders was $1.0 million or $0.22 per share, compared with $2.7 million, or $0.74 per share, for the same period a year-ago.

Pro forma net income for the quarter ended December 31, 2004 was $142,000 or $0.01 per share, compared to a pro forma net income of $282,000, or $0.02 per share, for the same period a year-ago. Pro forma net income (loss) figures exclude depreciation, amortization, accreted dividends, interest expense, tax expense and restructuring charges. A table reconciling the pro forma net income (loss) to GAAP net loss is included in the condensed consolidated financial statements in this release.

Total cash and cash equivalents were $5.5 million at December 31, 2004, an increase of $1.1 million from $4.4 million at September 30, 2004, and an increase of $350,000 from $5.2 million at June 30, 2004. Days sales outstanding in receivables for the December 2004 quarter were 55 days compared to 74 days for the September 2004 quarter and 41 days for the comparable year-ago quarter.

“We are pleased with our business momentum,” said Ashu Roy, CEO of eGain. “Our license revenue is up more than 30% and cash flow from operations more than 130% for the first six months of fiscal 2005 when compared to the first six months of fiscal 2004. We see increasing demand for eGain Service™ 7 from businesses looking to grow profits and customer loyalty.”

Customer Momentum

The company launched eGain Service™ 7, its next generation customer interaction hub offering, at its annual North America user conference held in October 2004. Upgrade demand from customers looking to benefit from the innovative self-service and service resolution capabilities of eGain Service™ 7 was strong. In the December 2004 quarter, eGain acquired or expanded its business with several customers, including Avon Cosmetics, ACS, Inc., Automatic Data Processing, Inc., Carlson Wagonlit, ChannelAdvisor Corporation, Georgia-Pacific Corporation, Ministry of Health, Labor and Welfare, Navman, RDW, Southern Company, Staples, Inc., Telecom Italia Media-Internet Division, Thrivent Financial Bank, Tradal, and Wildblue Communications, Inc.

Industry Recognition

Recognizing the innovative capabilities of eGain Service™ 7 and the company’s improved execution, Gartner improved eGain’s rating to “positive” in its recent eService suites marketscope.

eGain Service 7 won a “product of the year” award for 2004 from Customer Inter@ction Solutions magazine for demonstrating product excellence and delivering compelling “Return on Investment” to customers.

Preferred Stock Conversion

The conversion of all outstanding Series A Preferred Stock into 11.6 million shares of common stock was effective on December 23, 2004. Future financial results will no longer include the approximately $1.8 million quarterly preferred stock dividend charge. The pro forma earnings per share information gives effect to the conversion of all outstanding preferred stock at the beginning of the period. In addition, a restructuring benefit of $1.0 million was recorded in the quarter to reflect the accrual adjustment for two legal settlements that had payments tied to any distribution made to the Series A Preferred Stockholders.

Use of Non-GAAP Financial Measures

To supplement eGain’s consolidated financial statements presented in accordance with GAAP (Generally Accepted Accounting Principles), eGain uses non-GAAP pro forma net income (loss) and pro forma net income (loss) per share measures, which are not in accordance with, nor an alternative to, GAAP financial measures and may be different from pro forma measures used by other companies. eGain’s management believes that the presentation of these measures is useful to investors and other interested persons because, by excluding certain expenses we believe are not indicative of our core operating results, the users of the financial statements are provided with valuable insight into eGain’s operating results. Further, these non-GAAP results are one of the primary indicators eGain’s management uses for planning and forecasting future performance. In addition, eGain has consistently provided these pro forma measurements in previous earnings releases and believes that it is important to provide investors and other interested persons with a consistent basis for comparison between quarters.

About eGain Communications Corporation

eGain is a provider of customer service and contact center software and services, trusted by world-class companies to achieve and sustain customer service excellence for over a decade.

eGain Service™ 7, the company’s software suite, available licensed or hosted, includes integrated applications for customer email management, live web collaboration, service fulfillment, knowledge management, and web self-service. These robust applications are built on the eGain Service Management Platform™ (eGain SMP™), designed to be a scalable next-generation framework that includes end-to-end service process management, multi-channel, multi-site contact center management, a flexible integration approach, and certified out-of-the-box integrations with leading call center, content and business systems.

Headquartered in Mountain View, California, eGain has an operating presence in 18 countries and serves over 800 enterprise customers worldwide. To find out more about eGain, visit http://www.eGain.com or call the company’s offices—United States: (888) 603-4246 ext. 9; London: +44 (0) 1753-464646; Tokyo: 81-3-5778-7590.

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Cautionary Note Regarding Forward-looking Statements

All statements in this release that involve eGain’s plans, forecasts, beliefs, projections, expectations, strategies and intentions are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products; the anticipated customer benefits from eGain products; increased competition and technological changes in the markets in which eGain competes; eGain’s ability to manage its expenditures; and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K filed on September 28, 2004, and the company’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact: Karen Thrash 650-230-7528 PR@eGain.com	Investor Contact: IRegain@eGain.com

eGain Communications Corporation

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2004	June 30, 2004
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$5,534	$5,181
Restricted cash	12	12
Accounts receivable, net	3,184	2,876
Prepaid and other current assets	1,276	1,408

Total current assets	10,006	9,477

Property and equipment, net	529	473
Goodwill, net	4,880	4,880
Other assets	201	331

Total assets	$15,616	$15,161

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$956	$1,036
Accrued compensation	961	765
Accrued liabilities	1,318	1,335
Deferred revenue	4,372	3,731
Current portion of accrued restructuring	38	86
Current portion of bank borrowings	750	506
Current portion of capital lease obligations	1	9

Total current liabilities	8,396	7,468

Related party notes payable	7,075	6,607
Accrued restructuring, net of current portion	288	1,264
Other long term liabilities	230	242

Total liabilities	15,989	15,581

Stockholders’ equity:
Cumulative convertible preferred stock	$—	$108,755
Common stock	15	4
Additional paid-in capital	315,467	206,721
Notes receivable from stockholders	(96)	(94)
Accumulated other comprehensive income (loss)	(403)	(290)
Accumulated deficit	(315,356)	(315,516)

Total shareholders’ equity	$(373)	$(420)

	$15,616	$15,161

eGain Communications Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2004	2003	2004	2003
Revenue:
License	$1,384	$1,254	$2,657	$2,044
Support and Services	3,803	3,836	7,251	7,619

Total revenue	5,187	5,090	9,908	9,663
Cost of license	76	432	249	865
Cost of support and services	1,512	1,741	2,967	3,268

Gross profit	3,599	2,917	6,692	5,530

Operating costs and expenses:
Research and development	524	660	1,062	1,725
Sales and marketing	2,206	2,011	4,307	4,136
General and administrative	848	939	1,598	1,848
Amortization of other intangible assets	—	306	—	612
Restructuring and other	(958)	46	(958)	167

Total operating costs and expenses	2,620	3,962	6,009	8,488

Gain / (Loss) from operations	979	(1,045)	683	(2,958)
Non-operating income (expenses)	(247)	155	(523)	(4)

Net income / (loss)	732	(890)	160	(2,962)

Dividends on convertible preferred stock	(1,781)	(1,825)	(3,732)	(3,650)

Net loss applicable to common stockholders	(1,049)	(2,715)	(3,572)	(6,612)

Per share information:

Basic and diluted net loss per common share	$(0.22)	$(0.74)	$(0.84)	$(1.80)

Weighted average shares used in computing basic and diluted net loss per common share	4,831	3,688	4,264	3,682

Supplemental information:

Non-GAAP financial measures and reconciliation
Net loss applicable to common stockholders	$(1,049)	$(2,715)	$(3,572)	$(6,612)
Less: Amortization of other intangible assets	—	306	—	612
Amortization of prepaid licenses	—	340	66	642
Depreciation	88	312	183	724
Dividends on convertible preferred stock	1,781	1,825	3,732	3,650
Interest and Tax	280	168	598	258
Restructuring costs	(958)	46	(958)	167

Pro forma net income / (loss):	142	282	49	(559)

Basic and diluted pro forma net income / (loss) per common share	$0.01	$0.02	$0.00	$(0.04)

Weighted average shares used in computing basic and diluted pro forma net income / (loss) (adjusted for the conversion of preferred stock at the beginning of the period)	15,287	15,278	15,286	15,272